CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Global Medium-Term Notes, Series A	$1,050,000	$135.24

(1)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933.

Pricing Supplement dated March 18, 2014 (To the Prospectus dated July 19, 2013, the Prospectus Supplement dated July 19, 2013 and the Index Supplement dated July 19, 2013)	Filed Pursuant to Rule 424(b)(2) Registration No. 333-190038

$1,050,000 Annual AutoCallable Notes due March 23, 2017 Linked to the Performance of the Hang Seng China Enterprises Index and the MSCI Taiwan Index Global Medium-Term Notes, Series A

Terms used in this pricing supplement, but not defined herein, shall have the meanings ascribed to them in the prospectus supplement.

Issuer:	Barclays Bank PLC

Initial Valuation Date:	March 18, 2014

Issue Date:	March 21, 2014

Final Valuation Date:*	March 20, 2017

Maturity Date:**	March 23, 2017

Denominations:	Minimum denomination of $1,000, and integral multiples of $1,000 in excess thereof

Reference Assets:

Reference Asset	Bloomberg Ticker Symbol	Initial Level	Barrier Level
Hang Seng China Enterprises Index (the “H-Shares Index”)	HSCEI<Index>	9,342.28	7,006.71
MSCI Taiwan Index	TAMSCI<Index>	307.35	230.51

The H-Shares Index and the MSCI Taiwan Index are each referred to in this pricing supplement as an “Index” and collectively as the “Indices” or “Reference Assets”.

Automatic Call:	If, on any Call Valuation Date, the respective Closing Level of each of the Reference Assets is equal to or greater than its respective Call Level on such date, the Notes will be automatically called for a cash payment per $1,000 principal amount Note equal to the applicable Call Price payable on the applicable Call Settlement Date.

Call Valuation Dates:*	March 23, 2015 (the “first Call Valuation Date”), March 18, 2016 (the “second Call Valuation Date”) and March 20, 2017 (the “final Call Valuation Date” and also the Final Valuation Date).

Call Settlement Date***:	The third Business Day after the applicable Call Valuation Date (provided that the final Call Settlement Date will be the Maturity Date).

Call Level:	With respect to each Reference Asset and with respect to each Call Valuation Date, the Call Level will be equal to:

Call Valuation Date	Call Level for H-Shares Index	Call Level for MSCI Taiwan Index
First Call Valuation Date	9,342.28, which is equal to 100% of its Initial Level, rounded to the nearest hundredth	307.35, which is equal to 100% of its Initial Level, rounded to the nearest hundredth

Second Call Valuation Date	8,875.17, which is equal to 95.00% of its Initial Level, rounded to the nearest hundredth	291.98, which is equal to 95.00% of its Initial Level, rounded to the nearest hundredth

Final Call Valuation Date	8,408.05, which is equal to 90.00% of its Initial Level, rounded to the nearest hundredth	276.62, which is equal to 90.00% of its Initial Level, rounded to the nearest hundredth

[Terms of the Notes Continue on the Next Page]

	Initial Issue Price†	Price to Public	Agent’s Commission‡	Proceeds to Barclays Bank PLC
Per Note	$1,000	100.00%	2.50%	97.50%
Total	$1,050,000.00	$1,050,000.00	$26,250.00	$1,023,750.00

‡	Barclays Capital Inc. will receive commissions from the Issuer equal to 2.50% of the principal amount of the Notes, or $25.00 per $1,000 principal amount, and may retain all or a portion of these commissions or use all or a portion of these commissions to pay selling concessions or fees to other dealers.
†	Our estimated value of the Notes on the Initial Valuation Date, based on our internal pricing models, is $966.30 per Note. The estimated value is less than the initial issue price of the Notes. See “Additional Information Regarding Our Estimated Value of the Notes” on page PPS-4 of this pricing supplement.

One or more of our affiliates may purchase up to 15% of the aggregate principal amount of the Notes and hold such Notes for investment for a period of at least 30 days. Accordingly, the total principal amount of the Notes may include a portion that was not purchased by investors on the Issue Date. Any unsold portion held by our affiliate(s) may affect the supply of Notes available for secondary trading and, therefore, could adversely affect the price of the Notes in the secondary market. Circumstances may occur in which our interest or those of our affiliates could be in conflict with your interests.

We may use this pricing supplement in the initial sale of Notes. In addition, Barclays Capital Inc. or another of our affiliates may use this pricing supplement in market resale transactions in any Notes after their initial sale. Unless we or our agent informs you otherwise in the confirmation of sale, this pricing supplement is being used in a market resale transaction.

Investing in the Notes involves a number of risks. See “Risk Factors” beginning on page S-4 of the prospectus supplement and “Selected Risk Considerations” beginning on page PPS-10 of this pricing supplement.

The Notes will not be listed on any U.S. securities exchange or quotation system. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The Notes constitute our direct, unconditional, unsecured and unsubordinated obligations and are not deposit liabilities of Barclays Bank PLC and are not insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction.

Terms of the Notes, Continued

Call Price:

For every $1,000 principal amount Note, an amount equal to $1,000 plus a call premium calculated as follows:

•     13.80% × $1,000, or $138.00, if the Notes are automatically called in respect of the first Call Valuation Date

•     27.60% × $1,000, or $276.00, if the Notes are automatically called in respect of the second Call Valuation Date

•     41.40% × $1,000, or $414.00, if the Notes are automatically called in respect of the final Call Valuation Date

Payment at Maturity:

If the Notes are not automatically called pursuant to the “Automatic Call” provisions, the payment you will receive (subject to our credit risk) at maturity will depend on the performance of the Lesser Performing Index and whether a Knock-In Event occurs, calculated as follows:

•     If a Knock-In Event does not occur, $1,000 per $1,000 principal amount Note;

•     If a Knock-In Event occurs, an amount calculated per $1,000 principal amount Note as follows:

$1,000 + [$1,000 × Reference Asset Return of the Lesser Performing Index]

If a Knock-In Event occurs, your payment at maturity will be less than, and possibly significantly less than, $750.00 per Note. You should not invest in the Notes unless you are willing and able to bear the risk of losing a significant portion, and up to all, of your investment. The payment at maturity will be based solely on the Reference Asset Return of the Lesser Performing Index and the performance of the Reference Asset that is not the Lesser Performing Index will not be taken into account for purposes of calculating any payment at maturity under the Notes. Any payment on the Notes, including any payment due at maturity, is subject to the creditworthiness of the Issuer and is not guaranteed by any third party. For a description of risks with respect to the ability of Barclays Bank PLC to satisfy its obligations as they come due, see “Credit of Issuer” in this pricing supplement.

Knock-In Event:	A Knock-In Event occurs if, as determined by the Calculation Agent, the Final Level of either Reference Asset is less than its Barrier Level.

Barrier Level:	With respect to an Index, 75.00% of its corresponding Initial Level, rounded to the nearest hundredth. The Barrier Level for each Index is set forth in the table above, which appears under the caption “Reference Assets”.

Initial Level:	For each Index, the Closing Level of the Index on the Initial Valuation Date as set forth in the table above.

Final Level:	For each Index, the Closing Level of the Index on the Final Valuation Date.

Reference Asset Return:	With respect to a Reference Asset, the performance of such Reference Asset from its Initial Level to its Final Level, calculated as follows: Final Level – Initial Level Initial Level

Lesser Performing Index:	The Reference Asset with the lower Reference Asset Return, as calculated in the manner set forth above.

Closing Level:

With respect to the H-Shares Index, for any Trading Day, the closing level of the H-Shares Index published at the regular weekday close of trading on that day as displayed on Bloomberg Professional® service page “HSCEI <Index>” or any successor page on Bloomberg Professional® service or any successor service, as applicable.

With respect to the MSCI Taiwan Index, for any Trading Day, the closing level of the MSCI Taiwan Index published at the regular weekday close of trading on that day as displayed on Bloomberg Professional® service page “TAMSCI <Index>” or any successor page on Bloomberg Professional® service or any successor service, as applicable.

In certain circumstances, the closing level of an Index will be based on the alternate calculation of the Index as described in “Reference Assets—Adjustments Relating to Securities with the Reference Asset Comprised of an Index or Indices” of the accompanying Prospectus Supplement.

Trading Day:

A day that is a scheduled trading day with respect to both Indices.

The term “scheduled trading day”, with respect to each Index, has the meaning set forth under “Reference Assets—Indices—Market Disruption Events for Securities with the Reference Asset Comprised of an Index or Indices of Equity Securities” in the accompanying prospectus supplement.

Business Days/Day Count Convention:	New York and London / Following; unadjusted

Calculation Agent:	Barclays Bank PLC

CUSIP/ISIN:	06741UAK0 / US06741UAK07

*	Subject to postponement in the event of a market disruption event and as described under “Reference Assets—Indices—Market Disruption Events for Securities with the Reference Asset Comprised of an Index or Indices of Equity Securities” in the prospectus supplement and “Selected Purchase Considerations—Market Disruption Events” in this pricing supplement
**	Subject to postponement in the event of a market disruption event and as described under “Terms of the Notes—Maturity Date” and “Reference Assets—Indices—Market Disruption Events for Securities with the Reference Asset Comprised of an Index or Indices of Equity Securities” in the prospectus supplement and “Selected Purchase Considerations—Market Disruption Events” in this pricing supplement.
***	If such day is not a business day, payment will be made on the immediately following business day with the same force and effect as if made on the specified date. No additional interest will accrue as a result of delayed payment.

ADDITIONAL TERMS SPECIFIC TO THE NOTES

You should read this pricing supplement together with the prospectus dated July 19, 2013, as supplemented by the prospectus supplement dated July 19, 2013 and the index supplement dated July 19, 2013 relating to our Global Medium-Term Notes, Series A, of which these Notes are a part. This pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth under “Risk Factors” in the prospectus supplement and the index supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Prospectus dated July 19, 2013

http://www.sec.gov/Archives/edgar/data/312070/000119312513295636/d570220df3asr.htm

•	Prospectus Supplement dated July 19, 2013

http://www.sec.gov/Archives/edgar/data/312070/000119312513295715/d570220d424b3.htm

•	Index Supplement dated July 19, 2013

http://www.sec.gov/Archives/edgar/data/312070/000119312513295727/d570220d424b3.htm

Our SEC file number is 1-10257. As used in this pricing supplement, the “Company,” “we,” “us,” or “our” refers to Barclays Bank PLC.

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ADDITIONAL INFORMATION REGARDING OUR ESTIMATED VALUE OF THE NOTES

Our internal pricing models take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize, typically including volatility, interest rates, and our internal funding rates. Our internal funding rates (which are our internally published borrowing rates based on variables such as market benchmarks, our appetite for borrowing, and our existing obligations coming to maturity) may vary from the levels at which our benchmark debt securities trade in the secondary market. Our estimated value on the Initial Valuation Date is based on our internal funding rates. Our estimated value of the Notes may be lower if such valuation were based on the levels at which our benchmark debt securities trade in the secondary market.

Our estimated value of the Notes on the Initial Valuation Date is less than the initial issue price of the Notes. The difference between the initial issue price of the Notes and our estimated value of the Notes results from several factors, including any sales commissions to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Notes, the estimated cost which we may incur in hedging our obligations under the Notes, and estimated development and other costs which we may incur in connection with the Notes.

Our estimated value on the Initial Valuation Date is not a prediction of the price at which the Notes may trade in the secondary market, nor will it be the price at which Barclays Capital Inc. may buy or sell the Notes in the secondary market. Subject to normal market and funding conditions, Barclays Capital Inc. or another affiliate of ours intends to offer to purchase the Notes in the secondary market but it is not obligated to do so.

Assuming that all relevant factors remain constant after pricing date, the price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market, if any, and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value on the Initial Valuation Date for a temporary period expected to be approximately four (4) months after the Issue Date because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the Notes and other costs in connection with the Notes which we will no longer expect to incur over the term of the Notes. We made such discretionary election and determined this temporary reimbursement period on the basis of a number of factors, including the tenor of the Notes and any agreement we may have with the distributors of the Notes. The amount of our estimated costs which we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the initial issue date of the Notes based on changes in market conditions and other factors that cannot be predicted.

We urge you to read the “Selected Risk Considerations” beginning on page PPS-8 of this pricing supplement.

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HYPOTHETICAL EXAMPLES OF AMOUNTS PAYABLE ON THE NOTES UPON AUTOMATIC CALL OR AT MATURITY

The following examples demonstrate how the payment (if any) upon early redemption or maturity of the Notes will be calculated under various circumstances. The numbers set forth in the following examples have been rounded for eases of reference and do not relate to the actual Closing Level of either Reference Asset on any Call Valuation Date. We cannot predict the Closing Level of the Reference Assets on any such date. The following examples do not take into account any tax consequences of investing in the Notes.

In addition, these examples make the following key assumptions:

•	Investor purchases $1,000 principal amount of Notes on the Initial Valuation Date at the initial public offering price and holds the Notes to maturity if the Notes are not automatically called.

•	No market disruption events or events of default occur during the term of the Notes.

•	Initial Level of both Indices: 100.00*

•	Barrier Level with respect to each Index: 75.00 or 75% of the hypothetical Initial Level for each Index set forth above (rounded to the nearest hundredth).

•	Call Level with respect to each Index and with respect to each Call Valuation Dates: first Call Valuation Date: 100.00, or 100% of the hypothetical Initial Level of each Index set forth above; second Call Valuation Date: 95.00, or 95.00% of the hypothetical Initial Level of each Index set forth above; and 90.00, or 90.00% of the hypothetical Initial Level of each Index set forth above.

•	Call Price per $1,000 principal amount Note: $1,138.00 (if called on the first Call Valuation Date), $1,276.00 (if called on the second Call Valuation Date) and $1,414.00 (if called on the final Call Valuation Date)

*	The hypothetical Initial Level of 100.00 for each Index has been chosen for illustrative purposes only and does not represent an actual likely Initial Level for either Index. The actual Initial Level for each Index will be equal to the Closing Level of that Index on the Initial Valuation Date. The Closing Level for the H-Shares Index on March 18, 2014 was 9,342.28, and the Closing Level for the MSCI Taiwan Index on March 18, 2014 was 307.35. For more information about recent Closing Levels for the Indices, please see “Information Regarding the Indices” below.

Examples Where the Notes are Automatically Called on the First or Second Call Valuation Date

Example 1: The Notes are automatically called on the first Call Valuation Date.

Reference Asset	Closing Level on First Call Valuation Date	Closing Level on Second Call Valuation Date	Final Level
H-Shares Index	105.00	N/A	N/A
MSCI Taiwan Index	100.00	N/A	N/A

Because the Closing Level of each Reference Asset is at or above its respective Call Level for the first Call Valuation Date (i.e., 100% of the assumed Initial Level of each Index set forth above), the Notes are automatically called and you will receive on the applicable Call Settlement Date a cash payment per $1,000 principal amount Note equal to $1,138.00 calculated as follows:

$1,000 + [$1,000 × 13.80%] = $1,138.00

The return on investment of the Notes is 13.80%.

After the Notes are redeemed, they will no longer remain outstanding and you will not receive any further payments regardless of the level of either Reference Asset at any time after the Call Settlement Date.

Example 2: The Notes are automatically called on the second Call Valuation Date.

Reference Asset	Closing Level on First Call Valuation Date	Closing Level on Second Call Valuation Date	Final Level
H-Shares Index	100.00	100.00	N/A
MSCI Taiwan Index	90.00	105.00	N/A

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Because the Closing Level of the MSCI Taiwan Index is not above its respective Call Level for the first Call Valuation Date (i.e., 100.00% of the assumed Initial Level of each Index set forth above), the Notes are not automatically called in respect of the first Call Valuation Date. Because, however, the Closing Level of each Reference Asset is above its respective Call Level for the second Call Valuation Date (i.e., 95.00% of the assumed Initial Level of each Index set forth above), the Notes are automatically called on the second Call Valuation Date and you will receive on the applicable Call Settlement Date a cash payment per $1,000 principal amount Note equal to $1,276.00 calculated as follows:

$1,000 + [$1,000 × 27.60%] = $1,276.00

The return on investment of the Notes is 27.60%.

After the Notes are redeemed, they will no longer remain outstanding and you will not receive any further payments regardless of the level of either Reference Asset at any time after the Call Settlement Date.

Examples Where the Notes Are Not Automatically Called on the First or Second Call Valuation Dates

The following table and examples are based upon the assumptions set forth above and further assume that the Notes have not been called on the first or second Call Valuation Date. These examples demonstrate hypothetical examples of amounts payable on the Notes at maturity given these assumptions.

Final Level of the H- Shares Index	Final Level of the MSCI Taiwan	Reference Asset Return of the H- Shares Index	Reference Asset Return of the MSCI Taiwan Index	Reference Asset Return of the Lesser Performing Index	Payment at Maturity (per Note)
205.00	210.00	105.00%	110.00%	105.00%	$1,414.00(1)
190.00	200.00	90.00%	100.00%	90.00%	$1,414.00(1)
185.00	185.00	85.00%	85.00%	85.00%	$1,414.00(1)
170.00	180.00	70.00%	80.00%	70.00%	$1,414.00(1)
165.00	170.00	65.00%	70.00%	65.00%	$1,414.00(1)
150.00	155.00	50.00%	55.00%	50.00%	$1,414.00(1)
145.00	145.00	45.00%	45.00%	45.00%	$1,414.00(1)
130.00	140.00	30.00%	40.00%	30.00%	$1,414.00(1)
125.00	130.00	25.00%	30.00%	25.00%	$1,414.00(1)
110.00	115.00	10.00%	15.00%	10.00%	$1,414.00(1)
100.00	100.00	0.00%	0.00%	0.00%	$1,414.00(1)
110.00	95.00	10.00%	-5.00%	-5.00%	$1,414.00(1)
90.00	97.50	-10.00%	-2.50%	-10.00%	$1,414.00(1)
102.00	85.00	2.00%	-15.00%	-15.00%	$1,000.00(2)
80.00	75.00	-20.00%	-25.00%	-25.00%	$1,000.00(2)
70.00	80.00	-30.00%	-20.00%	-30.00%	$700.00(3)
120.00	60.00	20.00%	-40.00%	-40.00%	$600.00(3)
50.00	60.00	-50.00%	-40.00%	-50.00%	$500.00(3)
60.00	40.00	-40.00%	-60.00%	-60.00%	$400.00(3)
30.00	50.00	-70.00%	-50.00%	-70.00%	$300.00(3)
25.00	20.00	-75.00%	-80.00%	-80.00%	$200.00(3)
10.00	20.00	-90.00%	-80.00%	-90.00%	$100.00(3)
5.00	0.00	-95.00%	-100.00%	-100.00%	$0.00(3)

(1)	Because the Closing Level on the final Call Valuation Date (the Final Valuation Date) of each of the Indices is above its respective Call Level on such date (i.e., 90.00% of the assumed Initial Level of each Index set forth above), the Notes are subject to the Automatic Call provisions and the investor receives at maturity the Call Price attributable to the final Call Valuation Date.
(2)	Because the Closing Level on the final Call Valuation Date (the Final Valuation Date) of at least one of the Indices is less than its Call Level on such date, the Notes are not subject to the Automatic Call provisions. However, because the Final Level of both Indices is greater than their respective Barrier Levels, a Knock-In Event has not occurred and the investor receives at maturity the $1,000 stated principal amount per Note.
(3)	Because the Closing Level on the final Call Valuation Date (the Final Valuation Date) of at least one of the Indices is less than its Call Level on such date, the Notes are not subject to the Automatic Call provisions. However, because the Final Level of at least one of the Indices is less than its respective Barrier Level, a Knock-In Event has occurred and the investor receives at maturity a payment equal to: $1,000 + ($1,000 × Reference Asset Return of the Lesser Performing Index).

Example 3: The Closing Level on the final Call Valuation Date or Final Valuation Date (the Final Level) of both Indices is greater than their Initial Level (and, consequently, their Call Levels for the final Call Valuation Date).

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Because the Final Level of each Index is equal to or greater than its respective Call Level for the final Call Valuation Date (the Final Valuation Date), the Notes are automatically called and you will receive on the Maturity Date a cash payment per $1,000 principal amount Note equal to $1,414.00, calculated as follows:

$1,000 + [$1,000 × 41.40%] = $1,414.00

The return on investment of the Notes is 41.40%.

Example 4: The Closing Level on the final Call Valuation Date or Final Valuation Date (the Final Level) of at least one of the Indices is less than its respective Call Level on such date but the Final Level of both Indices is greater than their respective Barrier Level.

The Final Level of the MSCI Taiwan Index is 85.00 and the Final Level of the H-Shares Index is 102.00. Because the Final Level of the MSCI Taiwan Index is below its Call Level of 90.00, the Notes are not automatically called on the final Call Valuation Date.

However, because the Final Level of each of the Indices is not less than its Barrier Level of 75.00, you will receive a payment at maturity of $1,000 per $1,000 principal amount Note.

The return on investment of the Notes is 0.00%.

Example 5: The Closing Level on the final Call Valuation Date or Final Valuation Date (the Final Level) of at least one of Indices is less than its respective Call Level on such date and the Final Level of at least one of the Indices is less than its respective Barrier Level.

The Final Level of the MSCI Taiwan Index is 60.00 and the Final Level of the H-Shares Index is 120.00. Because the Final Level of the MSCI Taiwan Index is below its Call Level of 90.00, the Notes are not automatically called on the final Call Valuation Date.

In addition, because the Final Level of one of the Indices (the MSCI Taiwan Index) is less than its Barrier Level of 75.00, you will receive a payment at maturity per $1,000 principal amount Note, calculated as follows:

$1,000 + [$1,000 × Reference Asset Return of the Lesser Performing Index]

Because the Reference Asset Return of MSCI Taiwan Index of -40.00% is less than the Reference Asset Return of H-Shares Index of 20.00%, the MSCI Taiwan Index is the Lesser Performing Index and accordingly, its return (as measured from the Initial Valuation Date to the Final Valuation Date) will be used to compute the payment at maturity resulting in a payment at maturity of $600.00, calculated as follows:

$1,000 + [$1,000 × -40.00%] = 600.00

The return on investment of the Notes is- 40.00%.

Examples 5 above demonstrates that if the Notes are not automatically called and if the Final Level of either Reference Asset is less than its Barrier Level, your investment in the Notes will be fully exposed to the negative performance of the Lesser Performing Index (regardless of the performance of the other Reference Asset) and you will lose some or all of your principal.

As such, if the Notes are not subject to the “Automatic Call” provisions, at maturity you may lose up to 100% of your investment in the Notes.

SELECTED PURCHASE CONSIDERATIONS

•	Market Disruption Events—The Call Valuation Dates (including the Final Valuation Date), any Call Settlement Dates, the Maturity Date and the payment at maturity are subject to adjustment in the event of a Market Disruption Event with respect to either Reference Assets. If the Calculation Agent determines that on a Call Valuation Date (including the Final Valuation Date), a Market Disruption Event occurs or is continuing in respect of either of the Reference Assets, the Call Valuation Date will be postponed. If such postponement occurs, the Closing Levels of the Reference Assets shall be determined using the Closing Levels of the Reference Assets on the first following Trading Day on which no Market Disruption Event occurs or is continuing in respect of either Reference Asset. In no event, however, will a Call Valuation Date (including the Final Valuation Date) be postponed by more than five Trading Days. If the Calculation Agent will determines that a Market Disruption Event occurs or is continuing in respect of either Reference Asset on such fifth day, the Calculation Agent will determine the Closing Level of either Reference Asset unaffected by such Market Disruption Event using the Closing Level of such Reference Asset on such fifth day, and will make an estimate of the Closing Level of the Reference Asset(s) affected by such Market Disruption Event that would have prevailed on such fifth day in the absence of such Market Disruption Event. In the event that a Call Valuation Date is postponed and the Notes are automatically called, the Call Settlement Date will be the third Business Day following the relevant Call Valuation Date, as postponed. If the Final Valuation Date is postponed, the Maturity Date will be the third Business Day following the Final Valuation Date, as postponed. For a description of what constitutes a Market Disruption Event with regard to the Indices, see “Reference Assets—Indices—Market Disruption Events for Securities with the Reference Asset Comprised of an Index or Indices of Equity Securities” in the accompanying prospectus supplement.

•	Adjustments to the Reference Assets—For a description of adjustments that may affect the Indices and the Notes, see Reference Assets—Indices—Adjustments Relating to Securities with the Reference Asset Comprised of an Index” of the accompanying prospectus supplement.

•

Exposure to the Indices—The “automatic call” feature and any return on the Notes is linked to the performance of the Indices. The MSCI Taiwan Index is designed to measure the performance of the large and mid-cap segments of the Taiwan market. The H-Shares Index is intended to track the performance of all the Hong Kong listed H-Shares of Chinese enterprises. H-Shares are Hong Kong listed shares, traded in Hong Kong dollars, of companies incorporated in

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mainland China. For additional information about the Indices, please see “Information Regarding the Indices” in this pricing supplement and the information set forth under the following sections in the accompanying index supplement: “Non Proprietary Indices—Equity Indices—Hang Seng China Enterprises Index” and “Non Proprietary Indices—Equity Indices—MSCI Indices”.

•	Material U.S. Federal Income Tax Considerations—The material tax consequences of your investment in the Notes are summarized below. The discussion below supplements the discussion under “Certain U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement. As described in the prospectus supplement, this section applies to you only if you are a U.S. holder (as defined in the accompanying prospectus supplement) and you hold your Notes as capital assets for tax purposes and does not apply to you if you are a member of a class of holders subject to special rules or are otherwise excluded from the discussion in the prospectus supplement (for example, if you did not purchase your Notes in the initial issuance of the Notes).

The U.S. federal income tax consequences of your investment in the Notes are uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different than described below. Pursuant to the terms of the Notes, Barclays Bank PLC and you agree, in the absence of a change in law or an administrative or judicial ruling to the contrary, to characterize your Notes as a pre-paid cash-settled derivative contract with respect to the Reference Assets. If your Notes are so treated, you should generally recognize capital gain or loss upon the sale, redemption or maturity of your Notes in an amount equal to the difference between the amount you receive at such time and the amount you paid for your Notes. Such gain or loss should generally be long-term capital gain or loss if you have held your Notes for more than one year.

In the opinion of our special tax counsel, Sullivan & Cromwell LLP, it would be reasonable to treat your Notes in the manner described above. This opinion assumes that the description of the terms of the Notes in this pricing supplement is materially correct.

As discussed further in the accompanying prospectus supplement, the Treasury Department and the Internal Revenue Service are actively considering various alternative treatments that may apply to instruments such as the Notes, possibly with retroactive effect. Other alternative treatments for your Notes may also be possible under current law. For example, it is possible that the Notes could be treated as a debt instrument that is subject to the special tax rules governing contingent payment debt instruments. If your Notes are so treated, you would be required to accrue interest income over the term of your Notes and you would recognize gain or loss upon the sale, redemption or maturity of your Notes in an amount equal to the difference, if any, between the amount you receive at such time and your adjusted basis in your Notes. Any gain you recognize upon the sale, redemption or maturity of your Notes would be ordinary income and any loss recognized by you at such time would generally be ordinary loss to the extent of interest you included in income in the current or previous taxable years with respect to your Notes, and thereafter would be capital loss.

It is also possible that your Notes could be treated as an investment unit consisting of (i) a debt instrument that is issued to you by us and (ii) a put option in respect of the Reference Assets that is issued by you to us. You should consult your tax advisor as to the possible consequences of this alternative treatment.

For a further discussion of the tax treatment of your Notes as well as other possible alternative characterizations, please see the discussion under the heading “Certain U.S. Federal Income Tax Considerations—Certain Notes Treated as Forward Contracts or Derivative Contracts” in the accompanying prospectus supplement. You should consult your tax advisor as to the possible alternative treatments in respect of the Notes. For additional, important considerations related to tax risks associated with investing in the Notes, you should also examine the discussion in “Selected Risk Considerations—Taxes”, in this pricing supplement.

SELECTED RISK CONSIDERATIONS

An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing directly in the Index. These risks are explained in more detail in the “Risk Factors” section of the prospectus supplement, including the risk factors discussed under the following headings:

•	“Risk Factors—Risks Relating to All Securities”;

•	“Risk Factors—Additional Risks Relating to Securities with Reference Assets That Are Equity Securities or Shares or Other Interests in Exchange-Traded Funds, That Contain Equity Securities or Shares or Other Interests in Exchange-Traded Funds or That Are Based in Part on Equity Securities or Shares or Other Interests in Exchange-Traded Funds”;

•	“Risk Factors—Additional Risks Relating to Notes Which Are Not Characterized as Being Fully Principal Protected or Are Characterized as Being Partially Protected or Contingently Protected”;

•	“Risk Factors—Additional Risks Relating to Securities Which We May Call or Redeem (Automatically or Otherwise);

•	“Risk Factors—Additional Risks Relating to Notes Which Pay No Interest or Pay Interest at a Low Rate”; and

•	“Risk Factors—Additional Risks Relating to Notes with a Barrier Percentage or a Barrier Value”.

In addition to the risks described above, you should consider the following:

•	Your Investment in the Notes May Result in a Loss; No Principal Protection—The Notes do not guarantee any return of principal. If the Notes are not called pursuant to the “Automatic Call” provisions and the Final Level of the Lesser Performing Index is less than its Barrier Level, your Notes will be fully exposed to such decline of the Lesser Performing Index from its Initial Level to its Final Level and you may lose some or all of your principal. Specifically, if the Final Level of the Lesser Performing Index is less than its Barrier Level (a decline of 25% compared to its Initial Level), you will lose 1.00% of your principal amount for every 1.00% decline in the Final Level of the Lesser Performing Index.

•	Your Return, if Any, on the Notes is limited to the Applicable Call Premium—If the Notes are automatically called pursuant to the “Automatic Call” provisions in respect of a Call Valuation Date, you will receive on the applicable Call Settlement Date a payment per $1,000 principal amount equal to the applicable Call Price, as described above in this pricing supplement. You will not participate in any appreciation of either Reference Asset above the percentage represented by the applicable call premium.

PPS-8

•	Credit of Issuer—The Notes are senior unsecured debt obligations of the issuer, Barclays Bank PLC and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Notes depends on the ability of Barclays Bank PLC to satisfy its obligations as they come due and is not guaranteed by any third party. In the event Barclays Bank PLC were to default on its obligations, you may not receive any amounts owed to you under the terms of the Notes.

•	Potential Early Exit—While the original term of the Notes is as indicated on the cover page of this pricing supplement, the Notes will be automatically called if the Closing Level of either of the Reference Assets on a Call Valuation Date is equal to or greater than its respective Call Level on such date, as described above in this pricing supplement. As such, the term of the Notes may be as short as one year. Furthermore, in such an event, you may not be able to reinvest any amounts received on the Call Settlement Date in a comparable investment with similar risk and yield. No more interest or call premium will accrue or be payable after the relevant Call Settlement Date. The “automatic call” feature may also adversely impact your ability to sell your Notes and the price at which they may be sold. It may further limit your ability to sell your Notes and realize any market appreciation of the value of your Notes.

•	Whether or Not the Notes Will be Automatically Called Prior to Maturity Will Not be Based on the level of the Reference Assets at Any Time Other than the Closing Levels of the Reference Assets on the applicable Call Valuation Date—Whether or not the Notes are automatically called pursuant to the “Automatic Call” provisions will be based solely on the Closing Levels of the Reference Assets on the respective Call Valuation Dates. Accordingly, if the Closing Level of either or both of the Reference Assets has dropped on any Call Valuation Date such that the Closing Levels of either or both of the Reference Assets has fallen below the respective Call Level on such date, your Notes will not be called on the relevant Call Valuation Date.

•	If Your Notes Are Not Called Pursuant to the “Automatic Call” Provisions, the Payment at Maturity on Your Notes will be Based Solely on the Closing Level of the Lesser Performing Index on the Final Valuation Date—If the Notes are not automatically called, any payment at maturity due on your Notes will be linked solely to the Reference Asset Return of the Lesser Performing Index. The payment at maturity, if any, will not reflect the performance of the Index that is not the Lesser Performing Index. For example, if the Final Level of the Lesser Performing Index is less than the Barrier Level with respect to such Index, even though the Index that is not the Lesser Performing Index appreciates from its Initial Level to its Final Level, the calculation of the payment at maturity will not take into account such appreciation and your Notes will be fully exposed to any decline of the Lesser Performing Index from its Initial Level to its Final Level. Similarly, if both Indices have negative Reference Asset Returns, any payment at maturity will depend solely on whether the Final Level of the Lesser Performing Index is less than the Barrier Level with respect to such Index and will not be limited in any way by virtue of the Reference Asset Return of the other Index being greater than the Reference Asset Return of the Lesser Performing Index or by virtue of the Final Level of the other Index not being less than its Barrier Level. Accordingly, your investment in the Notes may result in a return that is less, and may be substantially less, than an investment that is linked to the Index that is not the Lesser Performing Index.

•	No Interest or Dividend Payments or Voting Rights—As a holder of the Notes, you will not receive interest payments, and you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of securities composing the Index would have.

•	The Notes are Subject to Non-U.S. Securities Market Risks—Because the stocks underlying the Indices are issued by foreign companies in foreign securities markets, the Notes are subject to non-U.S. securities market risk. Generally, non-U.S. securities markets may be more volatile than U.S. securities markets, and market developments may affect non-U.S. securities markets differently from U.S. securities markets. Direct or indirect government intervention to stabilize these non-U.S. securities markets, as well as cross shareholdings in non-U.S. companies, may affect trading prices and volumes in those markets. There is generally less publicly available information about non-U.S. companies than about those U.S. companies that are subject to the reporting requirements of the SEC, and non-U.S. companies are subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies. Securities prices in non-U.S. countries are subject to political, economic, financial and social factors that may be unique to the particular country. These factors, which could negatively affect the non-U.S. securities markets, include the possibility of recent or future changes in the non-U.S. government’s economic and fiscal policies, the possible imposition of, or changes in, currency exchange laws or other non-U.S. laws or restrictions applicable to non-U.S. companies or investments in non-U.S. equity securities and the possibility of fluctuations in the rate of exchange between currencies. Moreover, certain aspects of a particular non-U.S. economy may differ favorably or unfavorably from the U.S. economy in important respects, such as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency. Finally, it will likely be more costly and difficult to enforce the laws or regulations of a non-U.S. country or exchange.

•	The Notes are Subject to Risks Associated with Emerging Markets—Stocks underlying the Indices may be issued by foreign companies in emerging markets. As such, an investment in the Notes will involve risks not generally associated with investments which have no emerging market component. In particular, many emerging nations are undergoing rapid institutional change, involving the restructuring of economic, political, financial and legal systems. Regulatory and tax environments may be subject to change without review or appeal. Many emerging markets suffer from underdevelopment of capital markets and tax regulation. The risk of expropriation and nationalization remains a threat. Guarding against such risks is made more difficult by low levels of corporate disclosure and unreliability of economic and financial.

•	The Notes are Subject to Currency Exchange Rate Risk—The component stocks of each Index are traded and quoted in foreign currencies on non-U.S. markets. Therefore, holders of the Notes will be exposed to currency exchange rate risk with respect to the currencies in which the stocks comprising each of the Indices are denominated. Currency exchange rates may be subject to a high degree of fluctuation due to changes in interest rates, the effects of monetary policies issued by the United States, foreign governments, central banks or supranational entities, the imposition of currency controls or other national or global political or economic developments. If the applicable currencies appreciate or depreciate relative to the U.S. dollar over the term of the Notes, you will not receive any additional payment or incur any reduction in your payment at maturity. If the value of the currencies in which the securities underlying the Indices are denominated strengthens against the U.S. dollar during the term of your Notes, you may not obtain the benefit of that increase, which you would have had you owned directly the securities underlying the Indices.

•	Historical Performance of the Indices Should Not Be Taken as Any Indication of the Future Performance of the Indices Over the Term of the Notes—The historical performance of an Index is not an indication of the future performance of that Index over the term of the Notes. The historical correlation between Indices is not an indication of the future correlation between them over the term of the Notes. Therefore, the performance of the Indices over the term of the Notes may bear no relation or resemblance to the historical performance of the Indices.

PPS-9

•	The Estimated Value of Your Notes Might be Lower if Such Estimated Value Were Based on the Levels at Which Our Debt Securities Trade in the Secondary Market—The estimated value of your Notes on the Initial Valuation Date is based on a number of variables, including our internal funding rates. Our internal funding rates may vary from the levels at which our benchmark debt securities trade in the secondary market. As a result of this difference, the estimated value referenced above may be lower if such estimated value were based on the levels at which our benchmark debt securities trade in the secondary market.

•	The Estimated Value of Your Notes is Lower Than the Initial Issue Price of Your Notes—The estimated value of your Notes on the Initial Valuation Date is lower than the initial issue price of your Notes. The difference between the initial issue price of your Notes and the estimated value of the Notes is as a result of certain factors, such as any sales commissions to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Notes, the estimated cost which we may incur in hedging our obligations under the Notes, and estimated development and other costs which we may incur in connection with the Notes.

•	The Estimated Value of the Notes is Based on Our Internal Pricing Models, Which May Prove to be Inaccurate and May be Different from the Pricing Models of Other Financial Institutions. —The estimated value of your Notes on the Initial Valuation Date is based on our internal pricing models, which take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize. These variables and assumptions are not evaluated or verified on an independent basis. Further, our pricing models may be different from other financial institutions’ pricing models and the methodologies used by us to estimate the value of the Notes may not be consistent with those of other financial institutions which may be purchasers or sellers of Notes in the secondary market. As a result, the secondary market price of your Notes may be materially different from the estimated value of the Notes determined by reference to our internal pricing models.

•	The Estimated Value of Your Notes Is Not a Prediction of the Prices at Which You May Sell Your Notes in the Secondary Market, if any, and Such Secondary Market Prices, If Any, Will Likely be Lower Than the Initial Issue Price of Your Notes and Maybe Lower Than the Estimated Value of Your Notes—The estimated value of the Notes will not be a prediction of the prices at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions (if they are willing to purchase, which they are not obligated to do). The price at which you may be able to sell your Notes in the secondary market at any time will be influenced by many factors that cannot be predicted, such as market conditions, and any bid and ask spread for similar sized trades, and may be substantially less than our estimated value of the Notes. Further, as secondary market prices of your Notes take into account the levels at which our debt securities trade in the secondary market, and do not take into account our various costs related to the Notes such as fees, commissions, discounts, and the costs of hedging our obligations under the Notes, secondary market prices of your Notes will likely be lower than the initial issue price of your Notes. As a result, the price, at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions, if any, will likely be lower than the price you paid for your Notes, and any sale prior to the maturity date could result in a substantial loss to you.

•	The Temporary Price at Which We May Initially Buy The Notes in the Secondary Market And the Value We May Initially Use for Customer Account Statements, If We Provide Any Customer Account Statements At All, May Not Be Indicative of Future Prices of Your Notes—Assuming that all relevant factors remain constant after the Initial Valuation Date, the price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market (if Barclays Capital Inc. makes a market in the Notes, which it is not obligated to do) and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value of the Notes on the Initial Valuation Date, as well as the secondary market value of the Notes, for a temporary period after the initial issue date of the Notes. The price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market and the value that we may initially use for customer account statements may not be indicative of future prices of your Notes.

•	We and Our Affiliates May Engage in Various Activities or Make Determinations That Could Materially Affect Your Notes in Various Ways and Create Conflicts of Interest—We and our affiliates establish the offering price of the Notes for initial sale to the public, and the offering price is not based upon any independent verification or valuation. Additionally, the role played by Barclays Capital Inc., as a dealer in the Notes, could present it with significant conflicts of interest with the role of Barclays Bank PLC, as issuer of the Notes. For example, Barclays Capital Inc. or its representatives may derive compensation or financial benefit from the distribution of the Notes and such compensation or financial benefit may serve as an incentive to sell these Notes instead of other investments. We may pay dealer compensation to any of our affiliates acting as agents or dealers in connection with the distribution of the Notes. Furthermore, we and our affiliates make markets in and trade various financial instruments or products for their own accounts and for the account of their clients and otherwise provide investment banking and other financial services with respect to these financial instruments and products. These financial instruments and products may include securities, instruments or assets that may serve as the underliers, basket underliers or constituents of the underliers of the Notes. Such market making, trading activities, other investment banking and financial services may negatively impact the value of the Notes. Furthermore, in any such market making, trading activities, and other services, we or our affiliates may take positions or take actions that are inconsistent with, or adverse to, the investment objectives of the holders of the Notes. We and our affiliates have no obligation to take the needs of any buyer, seller or holder of the Notes into account in conducting these activities.

•	Additional Potential Conflicts—In addition to the variety of roles that we and our affiliates play in connection with the issuance of the Notes described above under “We and Our Affiliates May Engage in Various Activities or Make Determinations That Could Materially Affect Your Notes in Various Ways and Create Conflicts of Interest”, we also act as calculation agent and may enter into transactions to hedge our obligations under the Notes. In performing these varied duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes.

In addition, Barclays Wealth and Investment Management, the wealth management division of Barclays Capital Inc., may arrange for the sale of the Notes to certain of its clients. In doing so, Barclays Wealth and Investment Management will be acting as agent for Barclays Bank PLC and may receive compensation from Barclays Bank PLC in the form of discounts and commissions for any such sales. The role of Barclays Wealth and Investment Management as a provider of certain services to such customers and as agent for Barclays Bank PLC in connection with the distribution of the Notes to investors may create a potential

PPS-10

conflict of interest, which may be adverse to such clients. Barclays Wealth and Investment Management is not acting as your agent or investment adviser, and is not representing you in any capacity with respect to any purchase of Notes by you. Barclays Wealth and Investment Management is acting solely as agent for Barclays Bank PLC. If you are considering whether to invest in the Notes through Barclays Wealth and Investment Management, we strongly urge you to seek independent financial and investment advice to assess the merits of such investment.

•	Lack of Liquidity—The Notes will not be listed on any securities exchange. Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to make a secondary market for the Notes but are not required to do so, and may discontinue any such secondary market making at any time, without notice. Barclays Capital Inc. or one or more of our other affiliates may at any time hold unsold inventory (as described on the cover page of this pricing supplement), which may inhibit the development of a secondary market for the Notes. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the Notes. The Notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Notes to maturity.

•	Taxes—The U.S. federal income tax treatment of the Notes is uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different than described above. As discussed further in the accompanying prospectus supplement, the Internal Revenue Service issued a notice in 2007 indicating that it and the Treasury Department are actively considering whether, among other issues, you should be required to accrue interest over the term of an instrument such as the Notes and whether all or part of the gain you may recognize upon the sale, redemption or maturity of an instrument such as the Notes should be treated as ordinary income. Similarly, the Internal Revenue Service and the Treasury Department have current projects open with regard to the tax treatment of pre-paid forward contracts and contingent notional principal contracts. While it is impossible to anticipate how any ultimate guidance would affect the tax treatment of instruments such as the Notes (and while any such guidance may be issued on a prospective basis only), such guidance could be applied retroactively and could in any case increase the likelihood that you will be required to accrue income over the term of an instrument such as the Notes even though you will not receive any payments with respect to the Notes until redemption or maturity. The outcome of this process is uncertain. You should consult your tax advisor as to the possible alternative treatments in respect of the Notes.

•	Many Economic and Market Factors Will Impact the Value of the Notes—In addition to the Closing Level of the Reference Assets, the value of the Notes will be affected by a number of economic and market factors that may either offset or magnify each other, including:

•	the expected volatility of the Reference Assets;

•	the time to maturity of the Notes;

•	the market price and dividend rate, if any, on the component stocks of the Reference Assets;

•	interest and yield rates in the market generally;

•	a variety of economic, financial, political, regulatory or judicial events;

•	supply and demand for the Notes; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

DESCRIPTION OF THE INDICES

Hang Seng Chinese Enterprise Index

As stated above, the H-Shares Index is intended to track the performance of all the Hong Kong listed H-Shares of Chinese enterprises. H-Shares are Hong Kong listed shares, traded in Hong Kong dollars, of companies incorporated in mainland China. The H-Shares Index had a base index value of 1,000 at launch, but was rebased with a value of 2,000 as of January 3, 2000 to align with the Hang Seng Composite Index Series on October 3, 2001.

For more details about the H-Shares Index, the index sponsor and license agreement between the index sponsor and the issuer, as well as certain risk factors that you should consider, see “Reference Assets—Non-Proprietary Indices-Equity Indices—Hang Seng Chinese Enterprise Index” and “Risk Factors” on page IS-16 and IS-2, respectively, of the accompanying index supplement.

Historical High, Low and Closing Levels of the H-Shares Index

You should not take the historical levels of the H-Shares Index as an indication of the future performance of the H-Shares Index. The closing level of the H-Shares Index has fluctuated in the past and may, in the future, experience significant fluctuations. Any historical upward or downward trend in the closing level of the H-Shares Index during any period shown below is not an indication that the H-Shares Index is more or less likely to increase or decrease at any time during the life of the Notes. We cannot give you any assurance that the future performance of the H-Shares Index or the component stocks of the H-Shares Index will result in your receiving an amount greater than the outstanding principal amount of your Notes on the stated maturity date.

Neither we nor any of our affiliates make any representation to you as to the performance of the H-Shares Index. The actual performance of the H-Shares Index over the life of the offered notes, as well as the payment at maturity, may bear little relation to the historical levels shown below.

The table below shows the high, low and final closing levels of the H-Shares Index for each of the four calendar quarters in 2008, 2009, 2010, 2011, 2012 and 2013 and the first calendar quarter of 2014 (through March 18, 2014). We obtained the closing levels listed in the table below from Bloomberg, L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg, L.P.

PPS-11

Quarterly High, Low and Closing Levels of the H-Shares Index

Period/Quarter Ended	High	Low	Close
March 31, 2008	16,139.46	10,836.20	12,083.30
June 30, 2008	14,651.29	11,814.42	11,909.75
September 30, 2008	12,849.76	8633.73	9070.31
December 31, 2008	9331.05	4990.08	7891.80
March 31, 2009	8676.75	6582.23	8070.13
June 30, 2009	11,088.77	8077.68	10,962.61
September 30, 2009	12,668.25	10,279.25	11,858.15
December 31, 2009	13,751.65	11,526.32	12,794.13
March 31, 2010	13,246.21	10,989.19	12,397.59
June 30, 2010	13,046.72	10,729.05	11,466.24
September 30, 2010	12,429.28	11,184.33	12,406.10
December 31, 2010	14,204.13	12,309.59	12,692.43
March 31, 2011	13,315.84	12,022.60	13,315.84
June 30, 2011	13,684.06	12,009.33	12,576.68
September 30, 2011	12,873.60	8735.40	8917.36
December 31, 2011	10,917.70	8102.58	9936.48
March 31, 2012	11,826.76	9987.33	10,640.16
June 30, 2012	11,145.96	9336.38	9574.84
September 30, 2012	9962.17	9020.34	9831.62
December 31, 2012	11,436.16	9828.22	11,436.16
March 31, 2013	12,215.03	10,740.05	10,896.22
June 30, 2013	11,347.41	8871.28	9311.44
September 30, 2013	10,769.54	8900.25	10,316.12
December 31, 2013	11,548.07	10,177.82	10,816.14
March 18, 2014*	10,709.34	9,298.64	9,342.28

*	For the period commencing January 2, 2014 and ending on March 18, 2014

The following graph sets forth the historical performance of the Index based on the daily closing levels from January 2, 2008 through March 18, 2014. The closing level of the Index on March 18, 2014 was 9,342.28.

MSCI Taiwan Index

As stated above, the MSCI Taiwan Index is a free-float adjusted market capitalization weighted index that is designed to track the equity performance of Taiwanese securities listed on Taiwan Stock Exchange and GreTai Securities Market. The MSCI Taiwan Index is intended to cover approximately 85.00% of the free float-adjusted market capitalization of the Taiwan investable equity universe, subject o certain investability criteria. It is based on the Global Investable Market Indices Methodology, the methodology underlying the MSCI Indices, which is available at www.msci.com.

The above information supplements the description of the MSCI Taiwan Index found in the accompanying index supplement. For more details about the MSCI Taiwan Index, the index sponsor and license agreement between the index sponsor and the issuer, as well as certain risk factors that you should consider, see “Reference Assets—Non-Proprietary Indices—Equity Indices—MSCI Indices” and “Risk Factors” on page IS-21 and IS-2, respectively, of the accompanying index supplement.

PPS-12

Historical High, Low and Closing Levels of the MSCI Taiwan Index

You should not take the historical levels of the MSCI Taiwan Index as an indication of the future performance of the MSCI Taiwan Index. The closing level of the MSCI Taiwan Index has fluctuated in the past and may, in the future, experience significant fluctuations. Any historical upward or downward trend in the closing level of the MSCI Taiwan Index during any period shown below is not an indication that the MSCI Taiwan Index is more or less likely to increase or decrease at any time during the life of the Notes. We cannot give you any assurance that the future performance of the MSCI Taiwan Index or the component stocks of the MSCI Taiwan Index will result in your receiving an amount greater than the outstanding principal amount of your Notes on the stated maturity date.

Neither we nor any of our affiliates make any representation to you as to the performance of the MSCI Taiwan Index. The actual performance of the MSCI Taiwan Index over the life of the offered notes, as well as the payment at maturity, may bear little relation to the historical levels shown below.

The table below shows the high, low and final closing levels of the MSCI Taiwan Index for each of the four calendar quarters in 2008, 2009, 2010, 2011, 2012 and 2013 and the first calendar quarter of 2014 (through March 18, 2014). We obtained the closing levels listed in the table below from Bloomberg, L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg, L.P.

Quarterly High, Low and Closing Levels of the MSCI Taiwan Index

Period/Quarter Ended	High	Low	Close
March 31, 2008	343.35	288.39	329.35
June 30, 2008	357.20	293.36	293.66
September 30, 2008	290.17	221.99	223.72
December 31, 2008	224.56	152.05	173.37
March 31, 2009	200.70	159.21	194.03
June 30, 2009	255.02	197.04	234.51
September 30, 2009	275.52	238.84	275.19
December 31, 2009	295.94	265.80	295.94
March 31, 2010	302.07	262.34	282.58
June 30, 2010	291.97	250.91	259.09
September 30, 2010	291.63	255.81	291.42
December 31, 2010	319.19	283.06	319.19
March 31, 2011	328.04	293.09	308.25
June 30, 2011	321.89	298.34	304.13
September 30, 2011	310.96	243.87	256.91
December 31, 2011	270.34	238.11	254.27
March 31, 2012	289.06	254.14	283.74
June 30, 2012	281.12	245.27	259.98
September 30, 2012	277.18	245.68	275.00
December 31, 2012	280.99	255.13	276.64
March 31, 2013	289.98	273.59	282.32
June 30, 2013	302.84	272.58	289.37
September 30, 2013	294.78	274.63	287.84
December 31, 2013	303.37	284.54	302.66
March 18, 2014*	308.70	288.24	307.35

*	For the period commencing January 2, 2014 and ending on March 18, 2014

PPS-13

The following graph sets forth the historical performance of the Index based on the daily closing levels from January 2, 2008 through March 18, 2014. The closing level of the MSCI Taiwan Index on March 18, 2014 was 307.35.

SUPPLEMENTAL PLAN OF DISTRIBUTION

We have agreed to sell to Barclays Capital Inc. (the “Agent”), and the Agent has agreed to purchase from us, the principal amount of the Notes, and at the price, specified on the cover of this pricing supplement. The Agent commits to take and pay for all of the Notes, if any are taken.

PPS-14